UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Tully’s Coffee Corporation

(Name of Registrant as Specified In Its Charter)

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TULLY’S COFFEE CORPORATION

3100 Airport Way South

Seattle, Washington 98134

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

June     , 2007

Dear Shareholder:

A special meeting of shareholders of Tully’s Coffee Corporation will be held at                     , Seattle, Washington, on June     , 2007 at _____ a.m. for the following purposes:

1.    to approve an amendment to Tully’s amended and restated articles of incorporation to effect a one-for-         reverse split of our outstanding shares of common stock;

2.    to approve an amendment to Tully’s amended and restated articles of incorporation to change the definition of “Qualified Public Offering” in Article II, Section 2.8(c)(ii) thereof to eliminate a requirement that such offering have a minimum price per share;

3.    to approve any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of either or both of foregoing proposals, if there are insufficient votes for such approval at the time of the special meeting; and

4.    to consider and vote upon any other matters that may properly come before the meeting or any adjournment thereof.

Tully’s board of directors has unanimously determined that the amendments are in the best interests of Tully’s shareholders and recommends that you vote “FOR” all of the proposals. Approval of these proposals is a necessary step for completing the proposed public offering of our common stock.

If you were a shareholder of record on May 10, 2007, you will be entitled to vote on these matters. A list of shareholders as of the record date will be available for shareholder inspection at our offices, 3100 Airport Way South, Seattle, Washington, during ordinary business hours from June     , 2007, until the date of our special meeting. The list also will be available for inspection at the special meeting.

Details of the business to be conducted at the meeting are more fully described in the accompanying proxy statement.

Regardless of the number of shares you own, your vote is important. Whether or not you expect to attend in person, we urge you to vote your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Voting your proxy will ensure the presence of a quorum at the meeting and will save Tully’s the expense of additional solicitation. Voting your proxy will not prevent you from voting your stock at the meeting if you desire to do so, because your proxy is revocable at your option.

Thank you for your ongoing support of and interest in Tully’s.

By Order of the Board of Directors,

Tom T. O’Keefe Chairman of the Board	John K. Buller President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the Special Meeting in person, we urge you to sign, date, and return the enclosed proxy card at your earliest convenience. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. You may also fax your signed proxy card to (206) 233-2075.

TULLY’S COFFEE CORPORATION

3100 Airport Way South

Seattle, Washington 98134

PROXY STATEMENT FOR SPECIAL MEETING

OF SHAREHOLDERS

To Be Held on June     , 2007

         a.m.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Why did you send me this proxy statement?

We are sending you this proxy statement and the enclosed proxy card because the board of directors (the “Board”) of Tully’s Coffee Corporation is soliciting your proxy to vote at the Special Meeting of Shareholders, to be held on                     , 2007, at          a.m., or at any adjournment thereof, for the purposes described in this proxy statement and the accompanying Notice of Special Meeting. The special meeting will be held at                                 , in Seattle, Washington.

We mailed this proxy statement and the accompanying proxy card on or about                     , 2007, to all shareholders entitled to vote their shares at the special meeting.

On April 27, 2007, we filed a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) for a proposed underwritten public offering of our common stock. Our Board has determined that the success of our proposed offering would be placed in jeopardy unless we amend our amended and restated articles of incorporation (the “articles of incorporation”) to:

•	effect a one-for- reverse split of our outstanding common stock; and

•	eliminate the minimum price per share requirement in the definition of “Qualified Public Offering” in Article II, Section 2.8(c)(ii) of our articles of incorporation.

Accordingly, our Board is recommending that our shareholders approve the proposed amendments to our articles of incorporation at the special meeting, as set forth in this proxy statement.

This proxy statement describes the information regarding the matters to be voted upon at the special meeting. You do not need to attend the special meeting, however, to vote your shares. You may simply sign, date and return the enclosed proxy card.

Who can vote at the Special Meeting?

Our Board has fixed May 10, 2007, as our “record date” for determining shareholders entitled to vote at the special meeting. If you owned shares of our common stock, Series A Convertible Preferred Stock (“Series A Stock”) or Series B Convertible Preferred Stock (“Series B Stock”) at the close of business on May 10, 2007, then you are entitled to receive notice of, and to vote the shares that you owned as of the record date at, the special meeting.

As of May 10, 2007 there were outstanding and entitled to vote at the special meeting:

•	20,717,093 shares of our common stock;

•	15,526,352 shares of our Series A Stock; and

•	4,863,809 shares of our Series B Stock.

What is the recommendation of Tully’s board of directors?

Our Board has unanimously determined that the proposals are in the best interests of Tully’s shareholders and recommends that you vote “FOR” approval of all proposals.

How many votes do I have?

You have one vote for each share of Tully’s common stock and Series B Stock that you owned on the record date and 1.13 votes for each share of Series A Stock that you owned on the record date. The proxy card accompanying this proxy statement indicates the number of shares of which you are the owner of record as of the record date.

How do I vote by proxy?

If you properly cast your vote by completing, executing and returning the proxy card in the enclosed, self-addressed and stamped envelope or by facsimile to (206) 233-2075, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions by your “proxy” (one of the individuals named on your proxy card). If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	“FOR” approving an amendment to Tully’s articles of incorporation to effect a one-for- reverse split of our outstanding shares of common stock; and

•

“FOR” approving an amendment to Tully’s articles of incorporation to change the definition of “Qualified Public Offering” in Article II, Section 2.8(c)(ii) thereof to eliminate a requirement that such offering have a minimum price per share; and

•

“FOR” any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of either or both of foregoing proposals, if there are insufficient votes for such approval at the time of the special meeting.

If any other matter is presented at the special meeting, your proxy will vote in accordance with his best judgment. At the time we mailed this proxy statement to you, we knew of no matters that needed to be acted on at the special meeting other than those discussed in this proxy statement.

May I revoke my proxy?

Yes. You may change your mind after you send in your proxy card by following any one of the following three procedures. To revoke your proxy:

1.    Send in another signed proxy card, which must be received by us no later than June     , 2007;

2.    Send a signed letter revoking your proxy to us at our offices in Seattle, Washington, which must be received by us no later than June     , 2007; or

3.    Attend the special meeting and vote in person.

Attendance at the meeting will not, by itself, revoke your proxy.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the procedures provided by your broker regarding how to provide proper instructions to your broker so that your shares will be represented at the special meeting.

How do I vote in person?

If you plan to attend the special meeting and vote in person, we will give you a ballot when you arrive. If your shares are owned of record in the name of your broker, nominee, fiduciary or other custodian, you must bring an account statement or letter from the owner of record authorizing you to vote the shares. The account statement or letter must show that you were the direct or indirect beneficial owner of the shares on May 10, 2007, the record date for voting.

What is the quorum requirement for the special meeting?

There are different quorum requirements for acting on the matters proposed for shareholder consideration at the special meeting.

•

A majority of votes entitled to be cast by the holders of our common stock, considered separately, and of our common stock and preferred stock, considered together, must be present in person or by proxy at the meeting to take action on the proposed amendment to Tully’s articles of incorporation to effect a one-for-         reverse split of our outstanding shares of common stock; and

•

A majority of votes entitled to be cast by the holders of our Series A Stock, considered separately, and of our common stock and preferred stock, considered together, must be present in person or by proxy at the meeting to take action on the proposed amendment to Tully’s articles of incorporation to change the definition of “Qualified Public Offering” in Article II, Section 2.8(c)(ii) thereof to eliminate a requirement that such offering have a minimum price per share; and

•

A majority of votes entitled to be cast by the holders of our common stock and preferred stock, considered together, must be present in person or by proxy at the meeting to take action on any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of either or both of foregoing proposals, if there are insufficient votes to approve such proposals at the time of the special meeting.

Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes are shares of our common or preferred stock for which we have received a proxy from a broker, nominee, fiduciary or other custodian that has neither received instructions from the beneficial owner or other persons entitled to vote such shares nor has discretionary power to vote such shares on a particular matter. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

What vote is required to approve each proposal?

Proposal 1 – The affirmative vote of a majority of votes entitled to be cast by the holders of our common stock, voting separately, and of our common stock and preferred stock, voting together, is required to approve the amendment to Tully’s articles of incorporation to effect a one-for-         reverse split of our outstanding shares of common stock.

Proposal 2 – The affirmative vote of a majority of votes entitled to be cast by the holders of our Series A Stock, voting separately, and of our common stock and preferred stock, voting together, is required to approve the proposed amendment to Tully’s articles of incorporation to change the definition of “Qualified Public Offering” in Article II, Section 2.8(c)(ii) thereof to eliminate a requirement that such offering have a minimum price per share.

Proposal 3 – The affirmative votes cast by holders of our common stock and preferred stock, voting together, must exceed the votes cast against the proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of either or both of Proposal (1) or (2).

If you do not vote, or if you abstain from voting on Proposal (1) or (2), it will have the same effect as if you voted against such proposal.

Can my shares be voted if I don’t return my proxy card and I don’t attend the Special Meeting?

If you do not return your proxy card or vote in person at the special meeting, your failure to vote will have the same effect as if you voted “AGAINST” Proposals (1) and (2), and will have no effect with respect to Proposal (3).

As noted above, abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the special meeting, but will not be counted as votes cast for purposes of determining the approval of any matter submitted to the shareholders for a vote at the special meeting. Accordingly, if a quorum exists, abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal (1) and (2), and will have no effect on the voting results as to any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of the proposals, if there are insufficient votes for such approval at the time of the special meeting. In the event that a quorum did not exist, approval of adjournment of the special meeting would require a majority of shares present, in person or by proxy, at the meeting. As a result, abstentions and broker-non votes would have the same effect as a vote “AGAINST” approval of adjournment.

Shareholders whose shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian are advised to forward their voting instructions promptly so as to afford brokers, nominees, fiduciaries and other custodians sufficient time to process such instructions

Who will pay the costs of soliciting these proxies?

Tully’s will pay all the costs of soliciting proxies from our shareholders. Although we are mailing these proxy materials, our directors, officers and employees also may solicit proxies by telephone, fax or other electronic means of communication, or in person. No additional compensation will be paid to directors, officers or other employees for their assistance in soliciting proxies from our shareholders. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

What do I need to do now?

You should sign and date your proxy card and mail it in the enclosed postage-paid envelope (or fax it to us at 206-233-2075) as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the special meeting in person.

Who can help answer my questions?

If you have additional questions about the special meeting or the proposals, or if you would like additional copies of this proxy statement, please contact Investor Relations, Tully’s Coffee Corporation, 3100 Airport Way South, Seattle, Washington 98134 (email: investor.relations@tullys.com).

PROPOSAL 1: TO APPROVE AN AMENDMENT TO TULLY’S ARTICLES OF INCORPORATION TO EFFECT A ONE-FOR-         REVERSE SPLIT OF ALL OUTSTANDING SHARES OF OUR COMMON STOCK.

Introduction

We propose to amend the Tully’s articles of incorporation to effect a one-for-         reverse split of our outstanding shares of common stock.

As described below, we have concluded that failure to implement a reverse split would jeopardize the success of our proposed public offering of common stock.

Because the proposed reverse stock split would occur prior to completion of our proposed public offering, the following discussion does not take into account the shares of common stock that would be issued and sold in such offering or that would be issued upon conversion of our preferred stock upon completion of the proposed offering.

If our shareholders approve this proposal, the text that will be included in the articles of amendment to our articles of incorporation to implement the one-for-         reverse split will be substantially as set forth below:

“As of the beginning of the first business day after the filing of these Articles of Amendment (the “Effective Date”), each              issued and outstanding shares of the Corporation’s common stock, no par value per share (“Common Stock”), automatically shall be combined and reconstituted into one share of Common Stock, no par value per share, of the Corporation, thereby giving effect to a one-for-         reverse split of the Corporation’s issued and outstanding Common Stock without further action of any kind (the “Reverse Split”). Each holder of a certificate or certificates that immediately prior to the Effective Date represented outstanding shares of Common Stock shall be entitled to receive, upon surrender of such certificates to the Corporation for cancellation, a certificate or certificates representing the number of whole shares (rounded down to the nearest whole share) of Common Stock held by such holder on the Effective Date after giving effect to the Reverse Split. No fractional shares of Common Stock shall be issued in the Reverse Split; instead, shareholders who would otherwise be entitled to fractional shares will receive a cash payment of the value thereof in lieu of such fraction. No other exchange, reclassification or cancellation of issued shares shall be effected by this Amendment.”

The reverse split will not affect the number of shares of our authorized capital stock. After the effective date of the reverse split (the “Effective Date”), our authorized capital stock will consist of 163,500,000 shares, of which:

•	120,000,000 shares will continue to be designated as “common stock,” and

•	43,500,000 shares will continue to be designated as “preferred stock,” consisting of 31,000,000 shares of Series A Stock, 8,000,000 shares of Series B Stock, and 4,500,000 shares without designation.

As described below, our articles of incorporation contain provisions that will automatically adjust the conversion ratios for our Series A Stock and our Series B Stock to maintain the proportionate interests of our preferred shareholders in Tully’s, and the preferential voting and liquidation rights associated with these shares, after giving effect to the reverse split. Our outstanding stock options and warrants also are adjusted automatically to give effect to the reverse split. As a result, the reverse split would affect all holders of our common and preferred stock uniformly and would not change the percentage ownership interest of any Tully’s shareholder, except to the extent that the reverse split may result in a holder of common stock receiving cash in lieu of a fractional share.

The Board reserves the right, notwithstanding shareholder approval of this proposal and without further shareholder action, to delay or abandon the reverse split, if prior to filing the amendment to our articles of incorporation that implements the proposal, the Board determines in its sole discretion that the reverse split would not be in the best interests of our shareholders.

Reasons For A Reverse Split

We are currently preparing to conduct our first underwritten public offering of our common stock and to list our common stock on the Nasdaq Global® Market. We have determined that our ability to market and sell our shares of common stock in the proposed offering may be substantially improved if we reduce the number of shares of common stock outstanding by a factor of approximately             , and thereby proportionately increase the anticipated offering price per share of our common stock. Because the value of our company will be represented by a fewer number of shares of our common stock after the effectiveness of the reverse split, we expect that the offering price per share in our proposed offering will reflect the increased value per share of our common stock resulting from the reverse split. In addition, the reverse split will facilitate the initial and continued listing of our common stock on the Nasdaq Global Market, which requires that listed securities meet minimum bid price requirements.

Additionally, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers because of the trading volatility often associated with such stocks. Some of those policies and practices may make the processing of trades in lower-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a lower average price per share of our common stock could result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that a reverse split will increase the anticipated offering price of our common stock and, as a result, will encourage investor interest and trading in, and improve the marketability and liquidity of, our common stock.

In light of these factors, among others, we have concluded that failure to implement a reverse split would jeopardize the success of the proposed offering.

Although we believe a one-for-            reverse split is advisable, the ultimate pricing of our proposed offering (if completed) has not yet been determined and will be negotiated with the underwriters at the time of pricing. The price per share of our common stock also will be a function of our financial performance and other factors, some of which may be unrelated to the number of shares outstanding. Accordingly, there can be no assurance that the anticipated offering price of our common stock after a reverse split would increase proportionately to the decrease in the number of outstanding shares, or would increase at all, or that any increase in the market value of our common stock after our proposed offering could be sustained. Further, even if the reverse split is implemented, the completion of the proposed public offering is dependent upon applicable economic and capital market conditions and other factors.

Principal Effects of a Reverse Split

Common Stock

As of the Effective Date, each holder of our common stock will own a proportionally reduced number of shares of common stock, excluding any fractional shares cancelled in exchange for a cash payment from us. For example, if you owned 1,000 shares of common stock immediately prior to the Effective Date, then you would own             shares of common stock as of the Effective Date. Your relative ownership interest in Tully’s, including your voting and other rights, would be substantially the same before and after the Effective Date of the reverse split, because the shares held by all other shareholders, and issuable to our warrant and option holders, would be subject to the same proportionate reduction. Further, the number of shareholders of record will not be affected by a reverse split except to the extent that any shareholder holds less than one whole share of our common stock after the Effective Date, as discussed below.

A reverse split will result in some shareholders—those currently owning less than             shares—owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. The proposed reverse split would not affect such registration and is not a first step in a “going-private” transaction. Based on our records as of May 10, 2007, we expect that fewer than 20 shareholders will hold less than one whole share of our common stock after the effectiveness of the reverse split, and that we will continue to have more than 5,100 holders of our common stock.

Based on our records as of May 10, 2007, after the Effective Date we would have approximately ____ shares of common stock outstanding, approximately ___ shares of common stock reserved for issuance upon exercise or conversion of our outstanding options, warrants and preferred stock, and an additional ___ shares of common stock authorized and available for future issuance.

After the Effective Date, because the number of our outstanding shares of common stock would be reduced, in absolute terms we would have more shares of authorized and unissued common stock than before the reverse split. We believe that the effective increase in the number of authorized and unissued shares of common stock is in the best interests of our shareholders. We will need to raise additional capital to execute our growth plan, make capital improvements at our coffeehouses and respond to competitive pressures. Maintaining a sufficient number of authorized but unissued shares will help us satisfy future financing and capital raising needs, fund potential acquisitions, enable employee benefit plans, and achieve other proper business purposes. Subject to applicable requirements of Washington law and, if and when our common stock is listed on the Nasdaq Global Market, Nasdaq rules, having additional shares readily available for issuance will enable us to act quickly without spending the time and incurring the expense of soliciting proxies and holding meetings to obtain shareholder approval for specific transactions.

The future issuance of additional shares of common or preferred stock could be used to block or delay an unsolicited acquisition of us through the issuance of large blocks of stock to persons or entities considered by our officers and directors to be opposed to such acquisition, which might be deemed to have an anti-takeover effect. We could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of our shareholders. In fact, the mere existence of such a block of authorized but unissued shares, and the Board’s ability to issue such shares without shareholder approval, might deter a bidder from seeking to acquire our shares without our Board’s consent. While the increase in authorized and unissued shares of common stock resulting from the reverse split of our outstanding common stock may have an anti-takeover effect, the Board does not intend or view the increase in authorized, unissued shares of common stock as an anti-takeover measure, nor are we aware of any proposals to acquire Tully’s.

Preferred Stock

The reverse split will not reduce the number of shares of Series A Stock or Series B Stock held by the holders of our outstanding preferred stock. The reverse split will, however, proportionally reduce the number of shares of common stock issuable to our preferred stockholders upon conversion of their Series A Stock or Series B Stock (excluding any fractional shares cancelled in exchange for a cash payment from us), and adjusts their voting privileges proportionately.

Series A Stock    For example, as of May 10, 2007, each share of our Series A Stock was convertible into approximately 1.13 shares of our common stock. Consequently, if you held 1,000 shares of Series A Stock before the Effective Date, you would have the right to receive approximately 1,130 shares of common stock upon conversion of such shares of Series A Stock, and be entitled to cast approximately 1,130 votes on any matter presented to a vote of the holders of our Series A Stock (assuming the Series A Stock conversion ratio of 1-to-1.13 remained unchanged between May 10 and the Effective Date). After the Effective Date, when the number of outstanding shares of common stock is reduced             times to reflect the reverse split, the conversion price for each share of Series A Stock would be increased, and the resulting conversion ratio decreased, proportionately             times. As a result, after the Effective Date, you would have the right to receive             shares of our common stock upon conversion of your 1,000 shares of Series A Stock. Similarly, the number of votes represented by your 1,000 shares of Series A Stock would be proportionately reduced to reflect the reverse split

Series B Stock    Likewise, if you held 1,000 shares of Series B Stock (which has a conversion ratio of 1-to-1) immediately prior to the Effective Date, you would have the right to receive 1,000 shares of common stock upon conversion of such shares of Series B Stock, and be entitled to cast 1,000 votes on any matter presented to a vote of the holders of our Series B Stock (assuming the Series B Stock conversion ratio of 1-to-1 remained unchanged between May 10 and the Effective Date). After the Effective Date, when the number of outstanding shares of common stock is reduced             times to reflect the reverse split, the conversion price for each share of Series B Stock would be increased, and the resulting conversion ratio decreased, proportionately             times. As a result, after the Effective Date, you would have the right to receive             shares of our common stock upon conversion of your 1,000 shares of Series B Stock. Similarly, the number of votes represented by your 1,000 shares of Series A Stock would be proportionately reduced to reflect the reverse split.

The relative ownership interest of our holders of Series A Stock and Series B Stock would be substantially the same before and after the Effective Date of the reverse split, because the shares held by all other shareholders, and issuable to our warrant and option holders, would be subject to the same proportionate reduction (with our outstanding options rounded-up to the nearest whole share).

Options and Warrants

The reverse split will proportionally reduce the number of shares of common stock issuable upon exercise of our outstanding options and warrants. For outstanding stock options under our 1994 Stock Option Plan and our 2004 Stock Option Plan, if the reverse split would result in a fractional share, the number of shares available under the outstanding option adjusted for the reverse split is rounded up to the nearest whole share (provided that the total number of shares cannot be increased above the equivalent number of common shares allowed under the option plan). For outstanding warrants, if the reverse split would result in a fractional share upon the full exercise of the warrant, upon exercise the warrant holder would receive a cash payment in lieu of the fractional share.

By way of example, if a person held an option or a warrant exercisable for 1,000 shares of common stock with an exercise price of $1.00 per share immediately prior to the Effective Date, then after the Effective Date the person would hold an option or warrant for             shares with an exercise price of $            per share. The option or warrant holder would be required to pay the total exercise price of $1,000 to exercise the option or warrant in full, whether the exercise occurred before or after the Effective Date.

Also, the number of shares reserved for issuance under the existing employee stock option plans would be reduced proportionally based on the one-for-            ratio of the reverse split.

Fractional Shares

No fractional shares of common stock will be issued as a result of the reverse split. Instead, shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the one-for-            ratio, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the value of one share of our common stock on the Effective Date as determined by the Board by (ii) the number of shares of common stock held by such shareholder that would otherwise have been exchanged for a fractional share interest. Based on our records as of May 10, 2007, we expect that fewer than 20 shareholders will hold less than one whole share of our common stock after the effectiveness of the reverse split, and that we will continue to have more than 5,100 holders of our common stock.

Implementation and Exchange of Stock Certificates.

If our shareholders approve Proposal (1) and our Board decides to effect the reverse split, we will file an amendment to our articles of incorporation with the Secretary of State of Washington on or about the date on which the U.S. Securities and Exchange Commission declares our registration statement for the underwritten public offering effective. The reverse split will become effective on the first business day after we file the amendment.

As of the Effective Date of the reverse split, each certificate representing shares of our common stock before the reverse split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the reverse split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by us after the Effective Date until they surrender their old stock certificates for exchange. All shares underlying options and warrants also would be automatically adjusted on the Effective Date.

Our transfer agent as of the Effective Date of the reverse split would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the Effective Date, shareholders and holders of securities convertible into or exercisable for our common stock would be notified of the effectiveness of the reverse split. Shareholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further action to effect the exchange of their shares. No new certificates would be issued to a shareholder until such shareholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse split would continue to be valid and would represent the adjusted number of shares based on the ratio of the reverse split. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Certain Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the proposed reverse split. This summary is based on the Internal Revenue Code of 1986, as amended, and Treasury regulations, rulings, and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified so as to result in federal income tax consequences different from those described below. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the proposed reverse split may differ from the treatment described below. The Company does not intend to request a ruling from the Internal Revenue Service or a tax opinion regarding the tax consequences of the proposed reverse split.

This discussion does not address all aspects of federal income taxation that may be relevant to the proposed reverse split, nor does this discussion address any state, local or foreign income or other tax consequences. This discussion assumes that you hold your shares as a capital asset for federal income tax purposes. This summary does not address the federal income tax consequences of the proposed reverse split to you if you are subject to special rules, such as (i) a dealer in securities, (ii) a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, (iii) a financial institution, (iv) an insurance company, (v) a regulated investment company, (vi) a tax-exempt organization, (vii) a person that owns common stock shares as part of a hedge, straddle, or conversion transaction, for tax purposes, (viii) a person that is not a United States person, or (ix) a person whose functional currency for tax purposes is not the U.S. dollar.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE PROPOSED REVERSE SPLIT IN YOUR PARTICULAR CIRCUMSTANCES INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE LOCAL, AND OTHER LAWS.

Tax Consequences to Common Shareholders

For federal income tax purposes you should be treated as exchanging your pre-reverse split shares for post-reverse split shares pursuant to the proposed reverse split. Other than with respect to any cash payments received in lieu of fractional shares discussed below, you should not recognize gain or loss upon this exchange. Your aggregate tax basis for the post-reverse split shares received in the proposed reverse split (including any fractional share interests deemed to have been received, as discussed below) will be the same as your aggregate tax basis in the pre-reverse split shares exchanged therefor. Your holding period for the post-reverse split shares (including any fractional share interests deemed to have been received, as discussed below) will include the period during which you held the pre-reverse split shares surrendered in the proposed reverse split.

In general, if you receive cash in lieu of fractional share interests you will be deemed for federal income tax purposes to have first received the fractional share interests and then to have had the fractional share interests redeemed for cash. This redemption generally will result in taxable gain or loss equal to the difference between the amount of cash received and your adjusted federal income tax basis in the fractional share interests. Gain or loss generally will be long-term capital gain or loss, if you held your pre-reverse split shares for more than one year. The deductibility of a capital loss is subject to limitations.

Cash you receive in lieu of fractional share interests may be subject to backup withholding at a 28% rate. Backup withholding can be avoided if you (1) are a corporation or other exempt recipient or (2) provide your taxpayer identification number, or “TIN” (generally a Social Security number, in the case of an individual, or employer identification number, in the case of other shareholders), certify that the TIN is correct and otherwise comply with backup withholding tax rules. You should complete and sign the Substitute Form W-9, which will be included as part of the letter of transmittal, and return it to the exchange agent in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. The amount of backup withholding can be credited against your federal income tax liability, including for purposes of obtaining a refund, provided that the required information is provided to the Internal Revenue Service.

Tax Consequences to Holders of Series A Stock and Series B Stock

If you hold Series A Stock or Series B Stock, you should not recognize any gain or loss with respect to your Series A Stock or Series B Stock as a result of the proposed reverse split.

Tax Consequences to the Company

The Company should not recognize any gain or loss as a result of the proposed reverse split.

Accounting Consequences

Our common stock does not provide for a par value per share, and that would remain unchanged after the reverse split. As a result, on the Effective Date of a reverse split, no adjustment would be made to the amount of shareholders’ equity on the Company’s balance sheet attributable to the common stock, except that it will be reduced for the amounts of cash distributed in lieu of fractional shares. Based on our records as of May 10, 2007, we expect the aggregate distribution for fractional shares will be less than $            . The net income or loss per basic and diluted share of common stock and net book value (deficit) per basic and diluted common share will be a larger positive or negative amount, as applicable, because there will be fewer shares of the common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of a reverse split.

Dissenters’ Rights

Chapter 23B.13 of the Washington Business Corporation Act (the “WBCA”) provides for dissenters’ rights for any amendment to the articles of incorporation that reduces the total number of shares owned by a shareholder to a fraction of a share, if the fractional share created by the amendment is to be acquired by us for cash. If Proposal (1) is approved by our shareholders and implemented by us, beneficial owners of             or fewer shares of our common stock (before giving effect to the reverse split) will have a right to dissent under the WBCA. Based on our records as of May 10, 2007, we expect that fewer than 20 shareholders will hold less than one whole share of our common stock after the effectiveness of the reverse split,

Any such shareholder who otherwise would have been entitled to receive only a fractional share in the reverse split may be entitled to a judicial appraisal of the fair value of his or her fractional share. Merely voting against the reverse split is not sufficient to preserve a shareholder’s dissenters’ rights. In order to be entitled to appraisal rights under Chapter 23B.13, a shareholder must:

•

be within the class of shareholders who may be entitled to appraisal rights (i.e., those shareholders who would have been entitled to receive only a fractional share as they own             or fewer shares of our common stock);

•	deliver to us, before the vote on the reverse split is taken, notice of the shareholder’s intention to demand appraisal of his or her fractional share if the reverse split is effected; and

•	not vote in favor of the reverse split (a shareholder does not have to vote against the reverse split to preserve dissenters’ rights).

A shareholder’s failure to vote in favor of the proposed reverse split will not be sufficient to satisfy the notice requirements of the statute; the shareholder must also deliver the required notice before the vote occurs.

The foregoing summary of Chapter 23B.13 of the WBCA does not purport to be complete and is qualified in its entirety by reference to the full text of Chapter 23B.13, which is set forth as Appendix A attached to this proxy statement. Shareholders who wish to exercise their statutory right of appraisal are urged to consult legal counsel for assistance in exercising their rights. Any shareholder entitled to appraisal rights who fails to comply completely and on a timely basis with all requirements of Chapter 23B.13 for perfecting dissenters’ rights will lose those rights.

Board Recommendation: The Board of Directors recommends a vote for approval of Proposal (1) to amend our articles of incorporation to effect a one-for-            reverse split of all outstanding shares of our common stock.

PROPOSAL 2: TO APPROVE AN AMENDMENT TO TULLY’S ARTICLES OF INCORPORATION TO CHANGE THE DEFINITION OF “QUALIFIED PUBLIC OFFERING” IN ARTICLE II, SECTION 2.8(c)(ii) THEREOF TO ELIMINATE A REQUIREMENT THAT SUCH OFFERING HAVE A MINIMUM PER SHARE PRICE.

As described below, we have concluded that our ability to market and sell our shares of common stock in the proposed public offering would be jeopardized if our Series A Stock were to remain outstanding after the completion of the proposed offering. Accordingly, we propose to amend our articles of incorporation to facilitate the automatic conversion of our Series A Stock upon the consummation of the proposed public offering.

Our proposed public offering of common stock would not establish a public trading market for our Series A Stock or our Series B Stock. Instead (if Proposal (2) is approved, as described below), our outstanding Series A Stock and Series B Stock automatically would be converted to common stock that could be resold on a public trading market if we complete the proposed public offering and list our common stock on the Nasdaq Global Market (subject in some cases to SEC restrictions or lock-up agreements).

Article 2.8(c)(ii) of our articles of incorporation provides that each share of Series A Stock shall automatically be converted into shares of common stock immediately upon the earlier of (A) a “Qualified Public Offering” or (B) the date upon which Tully’s obtains the consent of the holders of at least seventy-five percent of the then outstanding shares of Series A Stock. “Qualified Public Offering” is defined as the consummation of Tully’s first sale of its common stock to the public pursuant to a registration statement on Form S-1 or Form SB-2 at an aggregate price to the public of at least $15 million “and a per share price to the public of at least $5.00 (as adjusted for stock splits, combinations, recapitalizations, and the like).”

In accordance with this provision, if Proposal (1) is approved by our shareholders and we effect the reverse split, the $5.00 per share threshold for automatic conversion of our Series A Stock in connection with a Qualified Public Offering will be increased to $            per share. We refer to this per share dollar amount, as adjusted to reflect the proposed reverse split, as the “Threshold.” We propose to eliminate the Threshold from the definition of “Qualified Public Offering.”

If Proposal (2) is approved and adopted by our shareholders, Article 2.8(c)(ii) of our articles of incorporation will be amended in its entirety to delete the Threshold and read as follows:

“Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the sum of $1.78 plus any declared but unpaid dividends on such share by the Conversion Price at the time then in effect for such share immediately upon the earlier of (A) a “Qualified Public Offering” (as defined herein), or (B) the date upon which the Corporation obtains the consent of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock (each, an “Automatic Conversion Event”). For purposes of this subsection 2.8(c)(ii), “Qualified Public Offering” shall mean the consummation of the Corporation’s first sale of its Common Stock to the public pursuant to a registration statement on Form S-1 or Form SB-2 (or any successor form) under the Securities Act of 1933, as amended, at an aggregate price to the public of at least $15 million. Upon the occurrence of an Automatic Conversion Event, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; provided, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series A Preferred Stock are delivered to the Corporation or its transfer agent.”

We believe that elimination of the Threshold is desirable in order to provide for the automatic conversion of the Series A Stock on the consummation of our proposed public offering. If the Threshold were removed, the Series A Stock would automatically convert to common stock (at a ratio to be determined in accordance with our articles of incorporation) regardless of the price per share at the which our common stock were sold in a public offering that otherwise constituted a “Qualified Public Offering.” As of May 10, 2007, each share of our Series A

Stock was convertible to approximately 1.13 shares of our common stock, but this conversion ratio will be recalculated as of the date of the automatic conversion. We have concluded that our ability to market and sell our shares of common stock in the proposed public offering would be jeopardized if our Series A Stock were to remain outstanding after the completion of the proposed offering.

The automatic conversion provision of our Series B Stock does not contain a per share threshold requirement. Consequently, we expect the Series B Stock to convert automatically into our common stock upon consummation of our proposed public offering in accordance with the terms of the Series B Stock.

Board Recommendation: The Board recommends that you vote “for” approval of Proposal (2) to amend our Articles of Incorporation to change the definition of “Qualified Public Offering” in Article II, Section 2.8(c)(ii) thereof to eliminate a requirement that such offering have a minimum price per share.

If our shareholders approve both Proposal (1) and Proposal (2), we expect to file an amendment to our articles of incorporation with the Secretary of State of Washington before filing the amendment implementing Proposal (1). The amendment to Article II, Section 2.8(c)(ii) will become effective on the first business day after we file the amendment. The Board reserves the right, notwithstanding shareholder approval and without further shareholder action, to delay or to abandon the amendment of our articles of incorporation, as contemplated by this proposal, if at any time prior to the filing of the amendment it determines, in its sole discretion, that amending our articles as contemplated in this proposal would not be in the best interests of our shareholders.

PROPOSAL 3: TO APPROVE ANY PROPOSAL TO ADJOURN THE SPECIAL MEETING TO A LATER DATE TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE APPROVAL OF EITHER OR BOTH OF PROPOSAL (1) OR PROPOSAL (2), IF THERE ARE INSUFFICIENT VOTES FOR SUCH APPROVAL AT THE TIME OF THE SPECIAL MEETING.

As described above, our Board has unanimously determined that the amendments to the articles of incorporation set forth in Proposals (1) and (2) are in the best interests of Tully’s shareholders and recommends that you vote “FOR” both proposals. Because we believe approval of these proposals is an important step in the process of preparing for the proposed public offering of our common stock, we may elect to adjourn the special meeting to solicit additional proxies in favor of either or both of the proposals if it appears at the time of the special meeting that an insufficient number of votes will be cast to approve either or both of these proposals.

Board Recommendation: The Board recommends that you vote “FOR” approval of Proposal (3) to approve any proposal to adjourn the Special Meeting to a later date to solicit additional proxies in favor of the approval of either or both of Proposal (1) or Proposal (2), if there are insufficient votes for such approval at the time of the Special Meeting.

OTHER MATTERS

The Board does not intend to bring any other business before the meeting, and knows of no other matters to be brought before the meeting. If, however, other matters are properly presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

ADDITIONAL INFORMATION

Copies of our annual, quarterly and other reports filed under the Securities Exchange Act of 1934, as amended, and of our registration statement on Form S-1 under the Securities Act of 1933, as amended, may be obtained by shareholders without charge by written request to Investor Relations, Tully’s Coffee Corporation, 3100 Airport Way South, Seattle, Washington 98134, and also may be accessed on the Internet at the SEC’s web site, located at www.sec.gov.

APPENDIX A

Revised Code of Washington

Title 23B. Washington Business Corporation Act

Chapter 23B.13. Dissenters’ Rights

23B.13.010. Definitions

As used in this chapter:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)	“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020. Right to dissent

(1)	A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a)	Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c)	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d)	An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e)	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)	A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)	The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a)	The proposed corporate action is abandoned or rescinded;

(b)	A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c)	The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

23B.13.030. Dissent by nominees and beneficial owners

(1)	A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a)	The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b)	The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200. Notice of dissenters’ rights

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2)	If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

23B.13.210. Notice of intent to demand payment

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection 1 of this section is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.220. Dissenters’ rights—Notice

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)	The notice must be sent within ten days after the effective date of the corporate action, and must:

(a)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c)	Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection 1 of this section is delivered; and

(e)	Be accompanied by a copy of this chapter.

23B.13.230. Duty to demand payment

(1)	A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2)	The shareholder who demands payment and deposits the shareholder’s share certificates under subsection 1 of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)	A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.240. Share restrictions

(1)	The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250. Payment

(1)	Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)	The payment must be accompanied by:

(a)	The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b)	An explanation of how the corporation estimated the fair value of the shares;

(c)	An explanation of how the interest was calculated;

(d)	A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e)	A copy of this chapter.

23B.13.260. Failure to take action

(1)	If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)	If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270. After-acquired shares

(1)	A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)	To the extent the corporation elects to withhold payment under subsection 1 of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

23B.13.280. Procedure if shareholder dissatisfied with payment or offer

(1)	A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a)	The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b)	The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c)	The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)	A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection 1 of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

23B.13.300. Court action

(1)	If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)

The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)	The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)	The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)	The jurisdiction of the court in which the proceeding is commenced under subsection 2 of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)	Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310. Court costs and counsel fees

(1)	The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b)	Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Tully’s Coffee Corporation 3100 Airport Way South Seattle, WA 98134	proxy

This proxy is solicited by the Board of Directors for use at the special meeting on June             , 2007.

The shares of stock held by you will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted as follows:

•	“FOR” an amendment to Tully’s amended and restated articles of incorporation to effect a one-for- reverse split of our outstanding shares of common stock,

•

“FOR” an amendment to Tully’s amended and restated articles of incorporation to change the definition of “Qualified Public Offering” in Article II, Section 2.8(c)(ii) thereof to eliminate a requirement that such offering have a minimum price per share; and

•

“FOR” any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of either or both of foregoing proposals, if there are insufficient votes for such approval at the time of the special meeting.

By signing the proxy, you revoke all prior proxies related to the special meeting and appoint John K. Buller and Tom T. O’Keefe, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the special meeting and all adjournments.

In order to ensure that your vote is properly included, please complete, date and sign this proxy and return it promptly in the enclosed postage paid envelope (or fax it to 206-233-2075) so we can receive this prior to the meeting. Please return this proxy whether or not you plan to attend the special meeting. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy.

See reverse for voting instructions and other important information

TULLY’S COFFEE CORPORATION

SPECIAL MEETING OF THE SHAREHOLDERS

                , June                 , 2007

         a.m. local time

[location]

TYPE:

PROXY

Please be aware that you may receive more than one proxy package depending on the class or series of stock that you own. Please open each package to review the information contained on the proxy cards.

You may receive more than one proxy. PLEASE SIGN, DATE AND RETURN ALL PROXY CARDS.

VOTE BY MAIL OR FAX:

Mail: Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided and mail to:

Tully’s Coffee Corporation,

3100 Airport Way South, Seattle, WA 98134

Or Fax: (206) 233-2075

The Board of Directors recommends a vote FOR each of the proposals, all of which are being made by the Company.

Please indicate your selection by marking the appropriate box

1.	To approve an amendment to Tully’s amended and restated articles of incorporation to effect a one-for- reverse split of our outstanding shares of common stock	☐ For	☐ Against	☐ Abstain

2.	To approve an amendment to Tully’s amended and restated articles of incorporation to change the definition of “Qualified Public Offering” in Article II, Section 2.8(c)(ii) thereof to eliminate a requirement that such offering have a minimum price per share	☐ For	☐ Against	☐ Abstain

3.	To approve any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of either or both of foregoing proposals, if there are insufficient votes for such approval at the time of the special meeting	☐ For	☐ Against	☐ Abstain

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof, including, among other things, a motion to adjourn the Special Meeting or the vote on any item of business to another time or place for the purpose of selecting additional proxies.

Date:

Signature(s) in Box

Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustee, administrators, etc., should indicate full name of corporation and title of authorized officer signing the proxy

If name, mailing address, total number or type of shares is not correct, please make corrections in space provided below:

Corrections:	Contact Information:

Email

Phone